Irrevocable Proxy to Vote Shares of HEM Pharmaceuticals Corp.
                           to William A. Carter, M.D.

     In consideration for the sale of 50,000 shares of common stock, par value $.001 per share (the "Shares") of HEM Pharmaceuticals Corp., a Delaware corporation (the "Company") in connection with the Common Stock Financing conducted by the Company in 1994, the undersigned hereby irrevocably appoints William A. Carter, M.D., Chief Executive Officer and Chairman of the Board of the Company as proxy with full power of substitution to vote all Shares in the name of the undersigned on any matter to be voted upon by the stockholders of the Company until such time as (i) the Company shall have achieved a market capitalization of $300,000,000 or greater for at least 20 consecutive days of trading in the public markets, or (ii) the Company shall have received a bona fide offer for acquisition of merger, the net effect of which if consummated would be to establish a market capitalization of the Company of not less than $300,000,000.

     In no event shall this Irrevocable Proxy restrict the sale by the undersigned of all or any portion of the Shares in a public sale, for value, in an arm's length transaction and the sale of all or any portion of the Shares upon such terms shall be free and clear of this Irrevocable Proxy.

     This  Irrevocable  Proxy is an  agency  coupled  with an  interest  and all authority conferred hereby shall be irrevocable, and, except as expressly provided herein, shall not be terminated by any act of the undersigned or by operation of law, whether by the death or incapacity of the undersigned or otherwise, or by the termination of any trust or estate, by the death or incapacity of one or more trustees, guardians, executors or administrators under such trust or estate, by the dissolution, winding up or liquidation or other termination of existence of any corporation or partnership or by the occurrence of any other event. If after the execution hereof the undersigned should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event should occur, before the completion of the conditions contemplated hereby instructions shall be delivered by or on behalf of the undersigned in accordance with the terms and conditions hereof, and actions taken by William A. Carter, M.D. pursuant to this Irrevocable Proxy shall be as valid as if such death, incapacity, termination, dissolution or other event had not occurred regardless of whether or not William A. Carter, M.D. shall have received notice of such death, incapacity, termination, dissolution or other event. This
Irrevocable Proxy shall be binding on the respective heirs, executors, successors or assigns of the undersigned. This irrevocable proxy is intended to revoke any prior proxy(s) including any proxy which may have been granted or delivered to Bridge Ventures, Inc. and is effective as of September 8, 1994.

AGREED TO AND ACCEPTED BY:              STOCKHOLDER
BRIDGE VENTURES, INC.

BY: /s/ Harris Freedman                 By: /s/ Jerome Belson
   -----------------------                 -----------------------
    Harris Freedman                         Jerome Belson
    Secretary                               495 Broadway, 6th floor
                                            New York, NY 10012